Exhibit 1.8

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Investor Relations	Media Relations
Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com

CDC Software Partners with Leading UK Mortgage Solutions Provider Dashboard Enterprises

Northampton, UK – 8 August 2006 - CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications, today announced that it has partnered with Dashboard Enterprises to extend its reach and depth of experience in the UK mortgage sector. London-based Dashboard Enterprises is a leading consultancy and provider of IT solutions to mid sized mortgage intermediaries in the UK. As part of the partnership, Dashboard Enterprises will sell, support and develop CDC Software’s Pivotal CRM Suite, a modular suite of business applications for automating and integrating the business processes of sales, marketing, service, partner relationship management and interactive selling. This deal reaffirms CDC Software’s commitment to its partners following the launch of its Global Franchise Partner Programme earlier this year.

“In order to complete our end-to-end solutions offering, we were looking to partner with a best-of-breed industry specialist CRM provider that would meet the needs of our existing customers and the demands of such a niche market. Having examined the current market, Pivotal CRM had the largest presence amongst the top UK mortgage brokers and ultimately it proved to be the application that met the requirements demanded by the industry,” commented David Alymer, Joint Managing Director, Dashboard Enterprises. “We are extremely pleased to work with CDC and Pivotal to bring to the market a proven, affordable product offering to help mortgage brokers realise their business goals to increase productivity and boost profitability.”

“Customer centricity is about more than just selling; it’s about understanding your customers’ lending needs now and anticipating their future requirements. By giving brokers the tools needed to examine their client relations and streamline their business processes, mortgage lenders can help build relationships, trust and ultimately reputation. With these three elements alone, mortgage lenders are able to place customers at the heart of their business and realise the benefits of more effective customer interactions, which will ultimately give them the edge over their competitors,” commented Mark Carlile, UK Managing Director, CDC Software.

The agreement will allow Dashboard Enterprises to develop, implement, customise and support the entire Pivotal CRM suite for its customers including; Pivotal SalesTM, ServiceTM, Partner ManagementTM and MarketingTM. The deal also includes Pivotal MarketFirstTM - a comprehensive marketing automation application designed for the closed loop management of multi-channel campaigns and marketing processes. Pivotal eService and ePartner portals allow its customers to gain access to critical business information online 24/7.

Pivotal Analytics, a complete end-to-end business intelligence solution, will enable Dashboard customers to gain greater insight from their CRM data, giving users the ability to analyse data, identify trends and make better-informed business decisions, faster.

About Dashboard Enterprises
London-based Dashboard Enterprises is a company with more than 15 years experience of the mortgage market. It specializes in providing market leading, affordable IT solutions to the mortgage market place. Its reputation is based on the delivery of solid, reliable software backed up by dedicated support staff and its Web-based mortgage processing software is being used by more than 80 of the UK’s leading mortgage intermediaries, brokers, packagers and lenders alike, with over 6500 licensed users. For more information visit www.dashboard-software.co.uk

About Pivotal Corporation
Pivotal Corporation, a software unit of CDC Corporation (NASDAQ: CHINA), is a leading provider of customer relationship management (CRM) applications to help organizations create superior customer experiences. Pivotal’s CRM applications offer rich functionality, a highly flexible application platform, a full application suite, and best-in-class customization abilities, all with a low total cost of ownership. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins, and customer loyalty. More than 1,800 companies around the world have licensed Pivotal, including Farm Credit Services of America, WCI Communities, Premera Blue Cross, Qiagen, ESRI, AvMed Health Plans, Sharp Electronics Corporation, and CMS Cameron McKenna. Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, and partner management. For more information about Pivotal Corporation, please visit www.pivotal.com

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review the company has reorganized into two primary operating business units, CDC Software and China.com Inc. For more information about CDC Corporation, please visit www.cdccorporation.net.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Pivotal to address the needs of its customers and partners including Dashboard Enterprises and the ability of Dashboard to streamline operations, accelerate growth and improve client relationships of its customers with Pivotal CRM software. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances.  There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the service industry; the continued ability of Pivotal solutions to address industry-specific requirements of business services; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow service companies to compete more effectively and changes in the type of information required to compete in the mortgage product business. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006.  All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release.  The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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